UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 1, 2023

HEALTHCARE TRIANGLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40903	84-3559776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7901 Stoneridge Dr., Suite 220 Pleasanton, CA 94588

(Address of principal executive offices)

(925)-270-4812

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	HCTI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 1.01 Entry into a Material Definitive Agreement.

Consulting Agreement

On September 1, 2023, Healthcare Triangle, Inc. (the “Company”, “we” and “us”), entered into a Consulting Agreement with Ms. Paige Heaphy, a member of the Board of Directors (the “Board”) of the Company, who resigned effective September 1, 2023, as discussed below in Item 5.02, simultaneously with the immediate effectiveness of the Consulting Agreement.

Pursuant to the Consulting Agreement, Ms. Heaphy has agreed to provide a minimum of 25 hours of service to the Company per week in connection with (a) serving in such capacity, providing consultation and advice with respect to the Company’s management and operations, and (ii) providing such other services as the Board may reasonably request from time to time. Ms. Heaphy will serve to provide consulting services for a term of three months (the “Initial Term”), which term shall automatically renew for three additional consecutive one-month periods (each additional one-month period being a “Renewal Term”), unless notice of non-renewal is delivered by either Ms. Paige or the Company to the other party. A required condition to the parties’ entry into the Consulting Agreement was Ms. Heaphy’s resignation from the Board, which was provided on the same date, as discussed below in Item 5.02.

During the term of the agreement, for all services rendered by Ms. Heaphy under the agreement, the Company has agreed to pay Ms. Heaphy (i) a monthly consulting cash fee of $20,000 during the Initial Term for up to 25 hours per week of service, pro-rated for any partial month, and (ii) additional Board pre-approved work hours per week at an additional compensation of $300 per hour. During any Renewal Term, Ms. Heaphy will be entitled to receive similar compensation as per the stated structure, unless terminated early by either party by notice.

The Consulting Agreement contains customary indemnification and confidentiality obligations, and a one-year non-competition prohibition restricting Ms. Heaphy’s ability to compete against the Company following the termination of the Consulting Agreement.

Ms. Heaphy is a significant executive leader with 20 years of healthcare operations and strategy experience. Ms. Heaphy worked previously at Cedars-Sinai Health System in Los Angeles where, during her 15-year tenure, she held several leadership positions that focused on: performance improvement; patient safety; data and analytics; IT implementations. She moved from Cedars-Sinai to become Vice President at Henry Mayo Newhall Hospital in Los Angeles where she had additional responsibility for compliance, risk management, strategy and business development and other operational departments. Since 2019, Ms. Heaphy has been Chief Integration and Experience Officer at GYANT, a digital healthcare company. She is also the company’s Privacy Officer. Ms. Heaphy received her Bachelor of Science Degree from the University of California, San Diego, and her Master of Science Degree in Public Health from the University of North Carolina. She is a Fellow in the American College of Healthcare Executives (FACHE). She has also served on our Board since January 25, 2023, and we believe that Ms. Heaphy is a highly qualified candidate to serve in the capacity of a consultant as is envisaged under the Consulting Agreement. There are no family relationships between Ms. Heaphy and any of the Company’s directors or executive officers and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2023, Ms. Heaphy notified the Board of the Company of her resignation as a member of the Board of the Company, effective upon the earlier of (1) September 1, 2023; or (2) the date their replacement is appointed as a member of the Board of Directors.

Ms. Heaphy’s resignation is not a result of any disagreement with the Company, relating to the Company’s operations, policies, or practices, or otherwise.

The information and disclosures in Item 1.01 herein under the heading “Consulting Agreement”, are incorporated by reference in this Item 5.02 in their entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Consulting Agreement between the Company and Paige Heaphy, dated as of September 1, 2023

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Healthcare Triangle, Inc.

Date: September 5, 2023	By: /s/ Thyagarajan Ramachandran
Name: Thyagarajan Ramachandran
Title: Chief Financial Officer

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